Exhibit 3.2

Amended AoA (IPO) - Atento S.A.

A. NAME - PURPOSE – DURATION - REGISTERED OFFICE

Article 1	Name

There exists a public limited company (société anonyme) under the name “Atento S.A.” (hereinafter the “Company”) which shall be governed by the law of 10 August 1915 concerning commercial companies, as amended (the “Law”), as well as by the present articles of association.

Article 2	Purpose

2.1 The purpose of the Company is the holding of participations in any form whatsoever in Luxembourg and foreign companies and in any other form of investment, the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, management, control and development of its portfolio.

2.2 The Company may further guarantee, grant security, grant loans or otherwise assist the companies in which it holds a direct or indirect participation or right of any kind or which form part of the same group of companies as the Company.

2.3 The Company may raise funds especially through borrowing in any form or by issuing any kind of notes, securities or debt instruments, bonds and debentures and generally issue any debt, equity and/or hybrid or other securities of any type in accordance with Luxembourg law.

2.4 The Company may carry out any commercial, industrial, financial, real estate, intellectual property or other activities which it considers useful for the accomplishment of these purposes.

Article 3	Duration

3.1 The Company is incorporated for an unlimited period of time.

3.2 It may be dissolved at any time and with or without cause by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association.

Article 4	Registered office

4.1 The registered office of the Company is in the municipality of Niederanven, Grand Duchy of Luxembourg.

4.2 Within the same municipality, the registered office may be transferred by means of a decision of the board of directors. It may be transferred to any other municipality in the Grand Duchy of Luxembourg by means of a resolution of the general meeting of shareholders, adopted in the manner required for an amendment of these articles of association.

4.3 Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the board of directors.

4.4 In the event that the board of directors determines that extraordinary political, economic or social circumstances or natural disasters have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances; such temporary measures shall not affect the nationality of the Company which, notwithstanding the temporary transfer of its registered office, shall remain a Luxembourg company.

B. SHARE CAPITAL – SHARES

Article 5	Share capital

5.1 The Company has an issued share capital of [***] euro (EUR [***]), represented by [***] ([***]) common shares without nominal value.

5.2 The Company’s issued share capital may be increased or reduced (i) by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association or (ii) as set out in article 6 hereof.

5.3 Subject to article 6.2 of these articles of association, any new common shares to be paid for in cash will be offered by preference to the existing shareholder(s) in proportion to the number of common shares held by them in the Company’s issued share capital. The board of directors shall determine the period of time during which such preferential subscription right may be exercised. This period may not be less than thirty (30) days from the date of the opening of the subscription as published in the official gazette of the Grand Duchy of Luxembourg, Mémorial C, Recueil des Sociétés et Associations (the “Mémorial”) and two Luxembourg newspapers in accordance with the Law. However, subject to the provisions of the Law, the general meeting of shareholders called (i) to resolve upon an increase of the Company’s issued share capital or (ii) at the occasion of an authorization granted to the board of directors to increase the Company’s issued share capital, may limit or suppress the preferential subscription right of the existing shareholder(s) or authorize the board of directors to do so. Such resolution shall be adopted in the manner required for an amendment to these articles of association.

Article 6.	Authorized Capital

6.1 The Company’s authorized capital, excluding the issued share capital, is set at one billion euro (EUR 1,000,000,000).

6.2 The board of directors is hereby authorized to issue common shares, to grant options to subscribe for common shares and to issue any other instruments convertible into common shares within the limit of the authorized share capital, to such persons and on such terms as it shall see fit, and specifically to proceed to such issue without reserving a preferential subscription right for the existing shareholders during a period of time of five (5) years from the date of publication of the resolution of the general meeting of shareholders taken on [***] in the Mémorial. This authorization may be renewed, amended or extended once or several times by a resolution of the general meeting of shareholders, adopted in the manner required for an amendment of these articles of association, each time for a period not exceeding five (5) years.

6.3 The authorized capital of the Company may be increased or reduced by a resolution of the general meeting of shareholders adopted in the manner required for amendments of these articles of association.

Article 7 Shares

7.1 The Company’s share capital is divided into common shares, without nominal value.

7.2 The common shares of the Company are in registered form only. No fractional common shares shall be issued.

7.3 The common shares are freely transferable, subject to the provisions of the Law and these articles of association. The Company may repurchase its common shares and hold them in treasury subject to the conditions of the Law.

7.4 The Company will recognize only one holder per share. In case a share is owned by several persons, they shall appoint a single representative who shall represent them towards the Company. The Company has the right to suspend the exercise of all rights attached to that share until such representative has been appointed.

7.5 Death, suspension of civil rights, dissolution, bankruptcy or insolvency or any other similar event regarding any of the shareholders shall not cause the dissolution of the Company

7.6 A register of shares shall be kept at the registered office of the Company, where it shall be available for inspection by any shareholder. Ownership of registered shares will be established by inscription in such register or, in the event separate registrars have been appointed pursuant to article 7.7, in such separate register(s). Certificates of such registration shall be issued by the Company or, as the case may be, the registrar, upon request and at the expense of the relevant shareholder and, in the situation described by article 7.10 of these articles of association, to the Depositary (as defined below).

Without prejudice to the conditions for transfer by book entries provided for in article 7.10 of these articles of association, a transfer of registered common shares shall be carried out by means of a declaration of transfer entered in the relevant register, dated and signed by the transferor and the transferee or by their duly authorized representatives or by the Company upon notification of the transfer or acceptance of the transfer by the Company. The Company may accept and enter in the relevant register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee.

7.7 The Company may appoint registrars in different jurisdictions who will each maintain a separate register for the registered shares entered therein and the holders of shares may elect to be entered in one of the registers and to be transferred from time to time from one register to another register. The board of directors may however impose transfer restrictions for common shares that are registered, listed, quoted, dealt in or have been placed in certain jurisdictions in compliance with the requirements applicable therein. A transfer to the register kept at the Company’s registered office may always be requested.

7.8 The board of directors may however impose transfer restrictions for common shares that are registered, listed, quoted, dealt in or have been placed in certain jurisdictions in compliance with the requirements applicable therein. A transfer to the register kept at the Company’s registered office may always be requested.

7.9 Subject to the provisions of article 7.10 and article 7.13, the Company may consider the person in whose name the registered common shares are registered in the register of shareholders as the full owner of such registered common shares. In the event that a holder of registered common shares does not provide an address in writing to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register of shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder in writing. The holder may, at any time, change his address as entered in the register of shareholders by means of written notification to the Company.

7.10 The common shares may be held by a holder (the “Holder”) through a securities settlement system or a Depositary (as this term is defined below). Subject to applicable law, the Holder of common shares held in such fungible securities accounts has the same rights and obligations as if such Holder held the common shares directly. The common shares held through a securities settlement system or a Depositary shall be recorded in an account opened in the name of the Holder and may be transferred from one account to another in accordance with customary procedures for the transfer of securities in book-entry form. However, the Company will make dividend payments, if any, and any other payments in cash, common shares or other securities, if any, only to the securities settlement system or Depositary recorded in the register of shareholders or in accordance with the instructions of such securities settlement system or Depositary. Such payment will grant full discharge of the Company’s obligations in this respect.

7.11.The board of directors may decide that no entry shall be made in the share register and no notice of a transfer shall be recognized by the Company and the registrar(s) during the period starting on the Record Date (as defined below) and ending on the closing of the relevant general meeting.

7.12 All communications and notices to be given to a registered shareholder shall be deemed validly made if made to the latest address communicated by the shareholder to the Company in accordance with article 7.9 or, if no address has been communicated by the shareholder, the registered office of the Company or such other address as may be so entered by the Company in the register from time to time according to article 7.10.

7.13 Where common shares are in registered form and are recorded in the Company’s share register in the name of or on behalf of a securities settlement system or the operator of such system and recorded as book-entry interests in the accounts of a financial institution or a professional depositary or sub-depositary (any such institution, depositary and sub-depositary being referred to hereinafter as a “Depositary”), the Company, subject to having received from the Depositary a proper certification of such record position, will permit the depositor of such book-entry interests to exercise the rights attached to the common shares corresponding to the book-entry interests of the relevant depositor, including receiving notices of general meetings, admission to and voting at general meetings, and shall consider the Depositary to be the holder of the common shares corresponding to the book entry interests for purposes of this article 7 of these articles of association (the “Certificates”). The board of directors may determine formal requirements with which such Certificates must comply.

C. GENERAL MEETINGS OF SHAREHOLDERS

Article 8	Powers of the general meeting of shareholders

8.1 The shareholders exercise their collective rights in the general meeting of shareholders. Any regularly constituted general meeting of shareholders of the Company shall represent the entire body of shareholders of the Company. The general meeting of shareholders is vested with the powers expressly reserved to it by the Law and by these articles of association.

8.2 If the Company has only one shareholder, any reference made herein to the “general meeting of shareholders” shall be construed as a reference to the “sole shareholder”, depending on the context and as applicable and powers conferred upon the general meeting of shareholders shall be exercised by the sole shareholder.

Article 9	Convening of general meetings of shareholders

9.1 The general meeting of shareholders of the Company may at any time be convened by the board of directors, to be held at such place and on such date as specified in the convening notice of such meeting.

9.2 The general meeting of shareholders must be convened by the board of directors upon request in writing indicating the agenda, addressed to the board of directors by one or several shareholders representing at least ten percent (10%) of the Company’s share capital. In such case, the general meeting of shareholders shall be held within a period of one (1) month from the receipt of such request.

9.3 The convening notice for every general meeting of shareholders shall contain the date, time, place and agenda of the meeting and shall be made through announcements published twice, with a minimum interval of eight (8) days, and eight (8) days before the meeting, in the Mémorial C, Recueil des Sociétés et Associations and in a Luxembourg newspaper. Notices by mail shall be sent eight (8) days before the meeting to the registered shareholders, but no proof that this formality has been complied with needs to be given. Where all the shares are in registered form, the convening notices may be made by registered letters only and shall be dispatched to each shareholder by registered mail at least eight (8) days before the date scheduled for the meeting.

9.4 In the event the common shares of the Company are listed on a foreign stock exchange, any general meeting of shareholders shall be convened in accordance with the requirements of such foreign stock exchange applicable to the Company.

9.5 In the event the common shares of the Company are not listed on any foreign stock exchange, all shareholders recorded in the register of shareholders on the date of the general meeting of the shareholders are entitled to be admitted to the general meeting of shareholders. If the common shares of the Company are listed on a foreign stock exchange, the board of directors may determine a date and time preceding the general meeting of shareholders as the record date for admission to the general meeting of shareholders (the “Record Date”), which may not be less than five (5) days before the date of the meeting. In such case, any shareholder, Holder or Depositary, as the case may be, who wishes to attend the general meeting must inform the Company thereof no later than three (3) business days prior to the date of such general meeting, in a manner to be determined by the board of directors in the convening notice. In case of common shares held through the operator of a securities settlement system with a Depositary, a shareholder wishing to attend a general meeting of shareholders should either (i) receive from such Depositary one or more Certificates regarding the number of common shares recorded in the relevant account on the Record Date or (ii) provide voting instructions in respect of their common shares to their Depositary. The Certificates should be submitted to the Company (or its agent appointed in the convening notice) no later than three (3) business days prior to the date of the relevant general meeting. Proxies and voting forms relating to such general meeting must be remitted at the same time. The board of directors may set a shorter period for the submission of the Certificates, proxies or voting forms.

Article 10	Conduct of general meetings of shareholders

10.1 The annual general meeting of shareholders shall be held in Luxembourg at the registered office of the Company or at such other place in Luxembourg as may be specified in the convening notice of such meeting, on the thirty-first of May at 10 am (Central European Time). If such day is a legal or banking holiday, the annual general meeting shall be held on the next following business day. Other meetings of shareholders may be held at such place and time as may be specified in the respective convening notices.

10.2 A board of the meeting shall be formed at any general meeting of shareholders, composed of a chairman, a secretary and a scrutineer, each of whom shall be appointed by the general meeting of sharesholder and who need neither be shareholders, nor members of the board of directors. The board of the meeting shall especially ensure that the meeting is held in accordance with applicable rules and, in particular, in compliance with the rules in relation to convening, majority requirements, vote tallying and representation of shareholders.

10.3 An attendance list must be kept at any general meeting of shareholders.

10.4 A shareholder (including a Depositary) may act at any general meeting of shareholders by appointing another person as his proxy in writing by a signed document transmitted by mail or by facsimile, electronic mail or any other means of communication authorized by the board of directors. One person may represent several or even all shareholders.

10.5 Shareholders taking part in a meeting of shareholders by conference call, through video conference or by any other means of communication allowing their identification and allowing that all persons taking part in the meeting hear one another on a continuous basis and allowing an effective participation of all such persons in the meeting, are deemed to be present for the computation of the quorums and votes, subject to such means of communication being made available at the place of the meeting.

10.6 Each shareholder may vote at a general meeting through a signed voting form sent by post, electronic mail, facsimile or any other means of communication authorized by the board of directors and delivered to the Company’s registered office or to the address specified in the convening notice. The shareholders may only use voting forms provided by the Company which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposal submitted to the decision of the meeting, as well as for each proposal three boxes allowing the shareholder to vote in favour of, against, or abstain from voting on each proposed resolution by ticking the appropriate box.

10.7 Voting forms which, for a proposed resolution, do not show only (i) a vote in favour or (ii) a vote against the proposed resolution or (iii) an abstention are void with respect to such resolution. The Company shall only take into account voting forms received no later than three (3) business days prior to the general meeting which they relate to. The board of directors may set a shorter period for the submission of voting forms.

10.8 The board of directors may determine other terms or set conditions that must be respected by a shareholder to participate in any meeting of shareholders in the convening notice (including, but not limited to, longer notice periods).

Article 11	Quorum and vote

11.1 Each common share entitles the holder thereof to one vote in any meetings of shareholders, subject to the provisions of Luxembourg law.

11.2 Except as otherwise required by the Law or these articles of association, resolutions at a general meeting of shareholders duly convened shall be adopted by a simple majority of the votes validly cast regardless of the portion of capital represented. Abstentions and nil votes shall not be taken into account for the calculation of the majority.

Article 12	Amendments of the articles of association

Except as otherwise provided herein, these articles of association may be amended by a majority of at least two thirds (2/3) of the votes validly cast at a general meeting at which a quorum of more than half (1/2) of the Company’s share capital is present or represented. If no quorum is reached in a meeting, a second meeting may be convened in accordance with the Law and these articles of association which may deliberate regardless of the quorum and at which resolutions are taken at a majority of at least two-thirds of the votes validly cast. Abstentions and nil votes shall not be taken into account.

Article 13	Change of nationality

The shareholders may change the nationality of the Company only by unanimous consent.

Article 14	Adjournment of general meeting of shareholders

Subject to the provisions of the Law, the board of directors may adjourn any general meeting of shareholders for four (4) weeks. The board of directors shall do so at the request of shareholders representing in the aggregate at least twenty percent (20%) of the issued share capital of the Company. In the event of an adjournment, any resolution already adopted by the general meeting of shareholders shall be cancelled.

Article 15	Minutes of general meetings of shareholders

15.1 The board of any general meeting of shareholders shall draw up minutes of the meeting which shall be signed by the members of the board of the meeting as well as by any shareholder upon its request.

15.2 Any copy and excerpt of such original minutes to be produced in judicial proceedings or to be delivered to any third party, shall be certified as a true copy of the original by the notary having had custody of the original deed, in case the meeting has been recorded in a notarial deed, or shall be signed by the chairman of the board of directors or by any two of its members.

D. MANAGEMENT

Article 16	Composition and powers of the board of directors

16.1 The Company shall be managed by a board of directors composed of at least three (3) but no more than fifteen (15) members. The directors of the Company shall be divided into three (3) classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. Unless revoked in accordance with article 18.4 hereof, the term of office of the initial Class I directors shall expire at the first annual meeting of shareholders occurring after the date of publication of the resolution of the general meeting of shareholders taken on [***] in the Mémorial (the “Filing Date”), the term of office of the initial Class II directors shall expire at the second annual meeting of shareholders occurring after the Filing Date, and the term of office of the initial Class III directors shall expire at the third annual meeting of the shareholders occurring after the Filing Date. Unless revoked in accordance with article 18.4 hereof, at each annual meeting after the first annual meeting of shareholders occurring after the Filing Date, each director appointed to the class of directors expiring at such annual meeting shall be appointed to hold office until the third succeeding annual meeting and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal or retirement. If the number of directors divided into classes as set forth herein is hereafter changed, any newly created directorship(s) or decrease in the number of directors shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable.

16.2 The board of directors is vested with the broadest powers to act in the name of the Company and to take any actions necessary or useful to fulfill the Company’s corporate purpose, with the exception of the powers reserved by the Law or by these articles of association to the general meeting of shareholders.

Article 17	Daily management

17.1 The daily management of the Company as well as the representation of the Company in relation with such daily management may, in accordance with article 60 of the Law, be delegated to one or more directors, officers or other agents, acting individually or jointly. Their appointment, removal and powers shall be determined by a resolution of the board of directors.

17.2 The Company may also grant special powers by notarised proxy or private instrument.

Article 18	Appointment, removal and term of office of directors

18.1 The directors shall be appointed by the general meeting of shareholders which shall determine their remuneration and term of office.

18.2 The term of office of a director may not exceed six (6) years and each director shall hold office until a successor is appointed. Directors may be re-appointed for successive terms.

18.3 Each director is appointed by a simple majority vote of the shares present or represented in a general meeting.

18.4 Any director may be removed from office at any time with or without cause, at a general meeting called for that purpose, by affirmative votes representing a simple majority of the votes validly cast at the meeting.

18.5 If a legal entity is appointed as director of the Company, such legal entity must designate a private individual as permanent representative who shall perform this role in the name and on behalf of the legal entity. The relevant legal entity may only remove its permanent representative if it appoints a successor at the same time. An individual may only be a permanent representative of one (1) director of the Company and may not be a director of the Company at the same time.

Article 19	Rules of procedure of the board of directors and board committees

19.1 The board of directors determines its rules of conduct in a resolution and establishes such rules in writing.

19.2 The board of directors may (but shall not be obliged to unless required by law) establish one or more committees and for which it shall, if one or more of such committees are set up, appoint the members, who may be, but do not need to be, members of the board of directors (subject always, if the common shares of the Company are listed on a foreign stock exchange, to the requirements of such foreign stock exchange applicable to the Company and/or of such regulatory authority competent in relation to such listing), determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable thereto.

Article 20	Vacancy in the office of a director

In the event of a vacancy in the office of a director because of death, legal incapacity, bankruptcy, resignation or otherwise, this vacancy may be filled on a temporary basis and for a period of time not exceeding the initial mandate of the replaced director by the remaining directors until the next general meeting of shareholders, which shall resolve on the final appointment in compliance with the applicable legal provisions.

Article 21	Convening meetings of the board of directors

21.1 The board of directors shall meet upon call by the chairman, or by any director. Meetings of the board of directors shall be held at the registered office of the Company unless otherwise indicated in the notice of meeting.

21.2 Written notice of any meeting of the board of directors must be given to directors at least twenty-four (24) hours in advance of the time scheduled for the meeting, except in case of emergency, in which case the nature and the reasons of such emergency must be mentioned in the notice. Such notice may be omitted in case of assent of each director in writing, by facsimile, electronic mail or any other similar means of communication, a copy of such signed document being sufficient proof thereof. No prior notice shall be required for a board meeting to be held at a time and location determined in a prior resolution adopted by the board of directors which has been communicated to all directors.

21.3 No prior notice shall be required in case all the members of the board of directors are present or represented at a board meeting and waive any convening requirement or in the case of resolutions in writing approved and signed by all members of the board of directors.

Article 22	Conduct of meetings of the board of directors

22.1 The board of directors shall elect among its members a chairman. It may also choose a secretary who does not need to be a director and who shall be responsible for keeping the minutes of the meetings of the board of directors.

22.2 The chairman shall chair all meetings of the board of directors, but in his absence, the board of directors may appoint another director as chairman pro tempore by vote of the majority of directors present at any such meeting.

22.3 Any director may act at any meeting of the board of directors by appointing another director as his proxy in writing, or by facsimile, electronic mail or any other similar means of communication, a copy of the appointment being sufficient proof thereof. A director may represent one or more, but not all of the other directors.

22.4 Meetings of the board of directors may also be held by conference call or video conference or by any other means of communication allowing all persons participating at such meeting to hear one another on a continuous basis and allowing an effective participation in the meeting. The participation in a meeting by these means shall be equivalent to a participation in person at such meeting and the meeting is deemed to be held at the registered office of the Company.

22.5 The board of directors can deliberate or act validly only if at least a majority of the directors are present or represented at a meeting of the board of directors.

22.6 Decisions shall be taken by a majority vote of the directors present or represented at such meeting. In the case of a tie, the chairman shall not have a casting vote.

22.7 Save as otherwise provided by the Law, any director who has, directly or indirectly, an interest in a transaction submitted to the approval of the board of directors which conflicts with the Company’s interest, must inform the board of directors of such conflict of interest and must have his declaration recorded in the minutes of the board meeting. The relevant director may not take part in the discussions on and may not vote on the relevant transaction. Any such conflict of interest must be reported to the next general meeting of shareholders prior to such meeting taking any resolution on any other item.

22.9 The foregoing conflict of interest rules shall not apply where the decision of the board of directors relates to current operations entered into under normal conditions.

22.10 The board of directors may, unanimously, pass resolutions by circular means when expressing its approval in writing, by facsimile, electronic mail or any other similar means of communication. Each director may express his consent separately, the entirety of the consents evidencing the adoption of the resolutions. The date of such resolutions shall be the date of the last signature.

Article 23	Minutes of the meeting of the board of directors

23.1 The minutes of any meeting of the board of directors shall be signed by the chairman or, in his absence, by the chairman pro tempore, or by any two (2) directors. Copies or excerpts of such minutes which may be produced in judicial proceedings or otherwise shall be signed by the chairman or by any two (2) directors.

Article 24	Dealing with third parties

24.1 The Company shall be bound towards third parties in all circumstances by (i) the joint signature of any two (2) directors or by (ii) the joint signatures or the sole signature of any person(s) to whom such power may have been delegated by the board of directors within the limits of such delegation.

24.2 With respect to matters that constitute the daily management of the Company, the Company shall be bound towards third parties by the signature of any person(s) to whom such power may have been delegated, acting individually or jointly in accordance within the limits of such delegation.

Article 25.	Indemnification

25.1 The members of the board of directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to mandatory provisions of law, every person who is, or has been, a member of the board of directors or officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his being or having been such a director or officer and against amounts paid or incurred by him in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

25.2 No indemnification shall be provided to any director or officer (i) against any liability to the Company or its shareholders by reason of willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office (ii) with respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors.

25.3 The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to any corporate personnel, including directors and officers of the Company, as the Company may decide upon from time to time.

25.4 Expenses in connection with the preparation and representation of a defense of any claim, action, suit or proceeding of the character described in this article 15 shall be advanced by the Company prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he is not entitled to indemnification under this article.

Article 26.	Conflicts of interest

26.1 To the extent required by law, any director who has, directly or indirectly a personal interest in a transaction submitted to the approval of the board of directors which conflicts with the Company’s interests, such director must inform the board of directors of such conflict of interest and must have his declaration recorded in the minutes of the board meeting. The relevant director may not take part in the discussions on and may not vote on the relevant transaction.

26.2 No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that a director has a personal interested in, or is a director, associate, officer, agent, adviser or employee of such other company or firm. Any director or officer who serves as a director, officer or employee or otherwise of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm only, be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

E. AUDIT AND SUPERVISION

Article 27	Auditor(s)

27.1 The Company’s annual accounts shall be audited by one or more approved independent auditors (réviseurs d’entreprises agréés) appointed by the general meeting of shareholders only).

The general meeting of shareholders shall determine the number of auditor(s) and the term of their office which shall not exceed one (1) year and may be renewed for successive one (1) year periods.

27.2. An independent auditor may only be removed by the general meeting of shareholders. An auditor may be reappointed.

F. FINANCIAL YEAR – ANNUAL ACCOUNTS – ALLOCATION OF PROFITS – INTERIM DIVIDENDS

Article 28	Financial year

The financial year of the Company shall begin on the first of January of each year and shall end on the thirty-first of December of the same year.

Article 29	Annual accounts and allocation of profits

29.1 At the end of each financial year, the accounts are closed and the board of directors draws up an inventory of the Company’s assets and liabilities, the balance sheet and the profit and loss accounts in accordance with the law.

29.2. From the annual net profits of the Company, five per cent (5%) at least shall be allocated to the legal reserve. This allocation shall cease to be mandatory as soon and as long as the aggregate amount of such reserve amounts to ten per cent (10%) of the share capital of the Company.

29.3 Sums contributed to a reserve of the Company by a shareholder may also be allocated to the legal reserve if the contributing shareholder agrees with such allocation.

29.4 In case of a share capital reduction, the Company’s legal reserve may be reduced in proportion so that it does not exceed ten per cent (10%) of the share capital.

29.5 Upon recommendation of the board of directors, the general meeting of shareholders shall determine how the remainder of the Company’s annual net profits shall be used in accordance with the Law and these articles of association.

29.6 Dividends which have not been claimed within five (5) years after the date on which they became due and payable revert back to the Company.

Article 30	Interim dividends - Share premium and assimilated premiums

30.1 The board of directors may declare and pay interim dividends subject to the provisions of the Law.

30.2 Any share premium, additional premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the Law and these articles of association.

G. LIQUIDATION

Article 31	Liquidation

31.1 In the event of dissolution of the Company in accordance with article 3.2 of these articles of association, the liquidation shall be carried out by one or several liquidators, which may be individuals or legal entities, who are appointed by the general meeting of shareholders deciding such dissolution and which shall determine the liquidator’s/liquidators’ powers and their compensation. Unless otherwise provided, the liquidators shall have the most extensive powers for the realisation of the assets and payment of the liabilities of the Company.

31.2 The surplus resulting from the realisation of the assets and the payment of the liabilities shall be distributed among the shareholders in proportion to the number of shares of the Company held by them.

H. FINAL CLAUSE - GOVERNING LAW

Article 32	Governing law

All matters not governed by these articles of association shall be determined in accordance with the Law.